For Immediate Release

Date: October 25, 2012

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Third Quarter Results

BELMONT, MA, October 25, 2012 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $183,000, or $0.02 per basic and diluted share, for the quarter ended September 30, 2012, compared to net income of $295,000 in the third quarter of 2011.  For the nine months ended September 30, 2012, the Company reported net income of $916,000, or $0.11 per basic and diluted share, as compared to net income of $1.6 million for the same period in 2011.

Robert M. Mahoney, President and Chief Executive Officer, said, “The third quarter of 2012 saw a continuation of our loan and deposit growth. Commercial real estate and residential loan demand were particularly good and we were pleased to continue our core deposit growth.”

Net interest and dividend income before provision for loan losses for the quarter ended September 30, 2012 was $5.6 million as compared to $4.3 million for the quarter ended September 30, 2011, a 32.0% increase.  This increase in net interest and dividend income was partially offset by the provision for loan losses of $734,000 for the quarter ended September 30, 2012 as compared to a provision for loan losses of $320,000 for the quarter ended September 30, 2011, a 24.1% increase. This resulted in a $955,000 or 24.1% increase in net interest and dividend income after provision for loan losses.  Net interest and dividend income before provision for loan losses for the nine months ended September 30, 2012 was $15.8 million as compared to $11.7 million for the quarter ended September 30, 2011, a 35.9% increase. This increase in net interest and dividend income was partially offset by the provision for loan losses of $2.0 million for the nine months ended September 30, 2012, as compared to $1.5 million for the nine months ended September 30, 2011, a 32.6% increase.  This resulted in a $3.7 million or 36.4% increase in net interest and dividend income after provision for loan losses.

Non-interest income for the quarter ended September 30, 2012 totaled $680,000 as compared to $443,000 for the third quarter of 2011. The majority of this increase is attributable to an additional $140,000 in gains on auto loan sales and $120,000 related to auto loan servicing fees earned. For the nine months ended September 30, 2012, non-interest income amounted to $3.1 million as compared to $4.0 million for the nine months ended September 30, 2011. This decrease was primarily the result of a $2.8 million net realized gain on investment securities in the first quarter of 2011, which resulted from the sale of the entire portfolio of marketable equity securities, partially offset by a $1.2 million increase in net gains on sales of residential and auto loans during the nine months ended September 30, 2012.

Non-interest expense for the quarter ended September 30, 2012 amounted to $5.3 million as compared to $4.0 million for the third quarter of 2011.  Non-interest expense for the nine months ended September 30, 2012 amounted to $15.6 million as compared to $11.6 million from the same period in 2011.  These increases in expenses were primarily the result of new staff added to execute the Company’s commercial and consumer business strategies, increased infrastructure costs related to increased business volume, and public company costs.

Since December 31, 2011, the Company’s assets have increased by $153.3 million or 22.9% bringing total assets to $822.3 million. The Company experienced net loan growth, excluding loans held for sale, of $147.4 million, or 28.9%, from December 31, 2011, which was primarily the result of increases to the commercial real estate, commercial, residential mortgage, home equity, and indirect auto loan portfolios, which have increased by $77.2 million, $6.6 million, $38.0 million $12.1 million and $14.0 million, respectively. The loan growth was funded through growth in deposits.

At September 30, 2012, deposits totaled $578.6 million, an increase of $148.0 million or 34.4% from December 31, 2011.  Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Deposit growth continued in Q3 as our retail, small business and commercial real estate teams have had ongoing success with the Platinum Blue checking and savings relationship products. A new advertising campaign, technology offerings and the expansion of our Waltham Supermarket branch, further contributed to the results.”

The allowance for loan losses in total and as a percentage of total loans as of September 30, 2012 equaled $6.0 million and 0.91%, respectively, as compared to $4.8 million and 0.93%, respectively, as of December 31, 2011.  Total non-performing assets outstanding and as a percentage of total assets as of September 30, 2012 were $2.8 million and 0.34%, respectively, as compared to $4.4 million and 0.66%, respectively, as of December 31, 2011.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its five full-service branch offices located in Belmont, Watertown and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and due from banks	$ 1,438	$ 1,196
Interest-bearing deposits in other banks	31,635	21,599
Cash and cash equivalents	33,073	22,795
Interest-bearing time deposits with other banks	119	119
Investments in available-for-sale securities	22,765	-
Investments in held-to-maturity securities, at cost	71,992	89,391
Federal Home Loan Bank stock, at cost	7,627	8,038
Loans held-for-sale	4,042	15,877
Loans, net of allowance for loan losses of $5,979 as of
9/30/2012 (unaudited) and $4,776 as of 12/31/2011	657,353	509,964
Premises and equipment, net	2,866	2,000
Accrued interest receivable	2,446	2,185
Deferred tax asset, net	4,243	4,315
Income taxes receivable	357	-
Bank-owned life insurance	12,761	12,420
Other real estate owned	661	-
Other assets	2,008	1,901
Total assets	$ 822,313	$ 669,005

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$ 109,427	$ 55,900
Interest-bearing	469,198	374,754
Total deposits	578,625	430,654
Federal Home Loan Bank advances	97,600	95,600
Securities sold under agreements to repurchase	3,193	2,985
Other borrowed funds	1,463	1,502
Accrued interest payable	370	177
Deferred compensation liability	4,523	4,173
Income taxes payable	-	121
Other liabilities	3,841	2,287
Total liabilities	689,615	537,499
Stockholders' Equity:
Common stock	92	92
Additional paid-in capital	90,039	90,016
Retained earnings	46,867	45,951
Accumulated other comprehensive income (loss)	134	(5)
Unearned compensation - ESOP	(4,434)	(4,548)
Total equity	132,698	131,506
Total liabilities and stockholders' equity	$ 822,313	$ 669,005
Asset Quality Data:
Total non-performing assets	2,815	4,427
Total non-performing loans	2,128	4,427
Non-performing loans to total loans	0.32%	0.86%
Non-performing assets to total assets	0.34%	0.66%
Allowance for loan losses to non-performing loans	280.97%	107.88%
Allowance for loan losses to total loans	0.91%	0.93%

BSB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$ 6,364	$ 4,908	$ 18,032	$ 14,068
Interest on taxable debt securities	559	701	1,540	1,862
Dividends	10	5	38	109
Other interest income	18	6	72	16
Total interest and dividend income	6,951	5,620	19,682	16,055
Interest expense:
Interest on deposits	1,080	905	3,049	2,755
Interest on Federal Home Loan Bank advances	211	421	753	1,562
Interest on securities sold under agreements to repurchase	1	3	7	12
Interest on other borrowed funds	11	12	32	69
Total interest expense	1,303	1,341	3,841	4,398
Net interest and dividend income	5,648	4,279	15,841	11,657
Provision for loan losses	734	320	2,040	1,538
Net interest and dividend income after provision
for loan losses	4,914	3,959	13,801	10,119
Noninterest income:
Customer service fees	230	187	628	437
Income from bank-owned life insurance	105	115	316	311
Net gain on sales of loans	191	91	1,506	308
Net gain on sales and calls of securities	-	-	-	2,788
Other income	154	50	681	115
Total noninterest income	680	443	3,131	3,959
Noninterest expense:
Salaries and employee benefits	3,312	2,555	9,697	7,388
Director fees	82	68	272	227
Occupancy expense	207	188	586	569
Equipment expense	110	87	319	248
Deposit insurance	114	106	367	331
Data processing	472	248	1,316	725
Professional fees	200	182	731	488
Marketing	265	214	743	697
Other expense	586	346	1,576	957
Total noninterest expense	5,348	3,994	15,607	11,630
Income before income tax expense	246	408	1,325	2,448
Income tax expense	63	113	409	812
Net income	$ 183	$ 295	$ 916	$ 1,636
Earnings per share
Basic and diluted	$ 0.02		$ 0.11
Diluted	$ 0.02		$ 0.11

Performance Ratios:
Return on average assets	0.09%	0.21%	0.17%	0.41%
Return on average equity	0.55%	2.49%	0.93%	4.64%
Interest rate spread	2.69%	3.00%	2.68%	2.81%
Net interest margin	2.98%	3.16%	2.96%	3.09%
Efficiency ratio	84.51%	84.58%	82.26%	74.48%